UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2025

IR-MED, INC.

Nevada	000-56492	84-4516398
(State or Other Jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

ZHR Industrial Zone Rosh Pina Israel	1231400
(Address of Principal Executive Offices)	(Area Code)

+ 972-4-655-5054

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2025, IR-Med, Inc. (the “Company”) entered into a first amendment to the employment agreement with its Chief Executive Officer, Ran Ziskind (the “Ziskind Amendment”). Under Mr. Ziskind’s existing employment agreement, dated August 22, 2024, Mr. Ziskind was entitled to a fixed monthly gross salary of NIS 6,000, which was to increase to NIS 45,000 per month and a gross monthly car expense allowance of NIS 10,000 following the Company’s receipt of $4.0 million from a financing round. Effective as of December 1, 2025, and pursuant to the Ziskind Amendment, Mr. Ziskind will no longer receive a fixed salary and will be compensated at an hourly rate of NIS 37 per hour worked. In the event the Company successfully secures a significant funding round, the Company may increase Mr. Ziskind’s hourly rate of pay, provided that the increased rate shall not exceed NIS 300 per hour, with any such increase to be determined solely by the Company’s Board of Directors or its designated compensation committee. All other terms and conditions of Mr. Ziskind’s employment agreement remain unchanged.

On December 7, 2025, the Company also entered into a fourth amendment to the employment agreement with its Chief Financial Officer, Sharon Levkoviz (the “Levkoviz Amendment”). Mr. Levkoviz is party to an employment agreement dated March 1, 2021, as previously amended, Mr. Levkoviz’s monthly salary was reduced to NIS 7,500, the scope of his position was reduced to 25% of a full-time position, and he ceased to be entitled to the benefit of a leased car or any related payment allowances. Effective as of December 1, 2025, pursuant to the Levkoviz Amendment, Mr. Levkoviz will no longer receive a fixed salary and will be compensated at an hourly rate of NIS 185 per hour worked. All other terms and conditions of Mr. Levkoviz’s employment agreement, as previously amended, remain unchanged.

The foregoing description of the Ziskind Amendment and the Levkoviz Amendment are qualified in their entirety by reference to the Ziskind Amendment and the Levkoviz Amendment, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 8.01 Other Events.

As a result of financial difficulties currently being experienced by the Company, it was unable to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (the “Q3 2025 Form 10-Q”) by the required filing deadline.

The Company is actively evaluating and pursuing various alternatives to address its liquidity needs and financial condition. The Company intends to resume filing all required periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable following the successful resolution of its current financial challenges. However, the Company can provide no assurance as to the timing or outcome of such efforts or the date on which it may be in a position to file the Q3 2025 Form 10-Q, or any subsequent periodic report as may be required under the Exchange Act.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements regarding, among other things, the Company’s financial condition, its ability to secure additional funding, its ability to become current with its Exchange Act reporting obligations, and the expected timing of any such filings. For example, the Company uses forward looking statements when it discusses its ability to secure future financing; the possibility that the Company may not be able to resolve its financial difficulties; and the possibility that existing or future obligations may make the filing of required reports impracticable. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the accuracy of the Company’s estimates regarding expenses, revenues, uses of cash, capital requirements and the need for additional financing; the initiation, timing, cost, progress and results of development activities, clinical trials, regulatory approvals and commercialization; the Company’s ability to attract collaborators with development, regulatory and commercialization expertise; the Company’s ability to obtain and maintain intellectual property protection; the Company’s ability to successfully commercialize its product candidates; the size and growth of the markets for its product candidates and its ability to serve those markets; the rate and degree of market acceptance of any future products; competition from existing and future devices; regulatory developments in the United States and other countries; the performance of third party suppliers and manufacturers and the Company’s ability to obtain alternative sources of raw materials; and the other risks identified in its most recent Annual Report on Form 10 K filed April 4, 2025, with the Securities and Exchange Commission. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward looking statements. The forward looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	First Amendment to Employment Agreement between the Company and Mr. Ziskind
10.2	Fourth Amendment to Employment Agreement between the Company and Mr. Levkoviz
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IR-Med, Inc.

By:	/s/ Sharon Levkoviz
Name:	Sharon Levkoviz
Title:	Chief Financial Officer

Date: December 12, 2025